Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports First Quarter 2024 Results and Stock Price
LAKELAND, Fla., May 1, 2024 Publix’s sales for the three months ended March 30, 2024 were $15.1 billion, a 5% increase from $14.3 billion in 2023. Comparable store sales for the three months ended March 30, 2024 increased 2.8%. The company estimates sales increased 1% due to the effect of the Easter holiday being in the first quarter of 2024. In 2023, the effect of the Easter holiday was in the second quarter.
Net earnings for the three months ended March 30, 2024 were $1.4 billion, compared to $1.2 billion in 2023, an increase of 10.1%. Earnings per share for the three months ended March 30, 2024 increased to $0.41 per share, up from $0.37 per share in 2023. Excluding the impact of net unrealized gains on equity securities in 2024 and 2023, net earnings for the three months ended March 30, 2024 and April 1, 2023 would have been $1.1 billion. Earnings per share for the three months ended March 30, 2024 would have been $0.33 per share, compared to $0.32 per share in 2023.
These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective May 1, 2024, Publix’s stock price increased from $15.20 per share to $16.25 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
“I’m proud of our associates, the owners of Publix, for continuing to make shopping a pleasure for our customers,” said Publix CEO Kevin Murphy.
Non-GAAP Financial Measures
In addition to reporting financial results for the three months ended March 30, 2024 and April 1, 2023 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended March 30, 2024 and April 1, 2023:

	Three Months Ended
	March 30, 2024	April 1, 2023
	(Amounts are in millions, except per share amounts)
Net earnings	$1,366	1,241
Fair value adjustment, due to net unrealized gain, on equity securities held at end of period	(387)	(246)
Income tax expense (1)	98	62
Net earnings excluding impact of fair value adjustment	$1,077	1,057
Weighted average shares outstanding	3,297	3,328
Earnings per share excluding impact of fair value adjustment	$0.33	0.32
(1) Income tax expense is based on the company’s combined federal and state statutory income tax rates.
Publix, the largest employee-owned company in the U.S. with more than 255,000 associates, currently operates 1,376 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina, Virginia and Kentucky. For 27 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###